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                                                                                        Exhibit 11

                                The Advest Group, Inc. and Subsidiaries
                              Computation of Net Income Per Common Share
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                                               For the quarters                    For the nine months
                                                ended June 30,                        ended June 30,
                                                            Assuming                                Assuming
(In thousands, except                          Primary   full dilution                 Primary    full dilution
per share amounts)                      1995      1994*      1995              1995       1994*       1995
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
Net income                             $3,307     $200      $3,307            $4,328    $2,644      $4,328

Interest on convertible debentures
   outstanding during the period, net of
   tax and other related expenses         -         -          222                -         -          752
                                    -------------------------------        --------------------------------
Net income applicable to common stock
   and other dilutive securities       $3,307     $200      $3,529            $4,328    $2,644      $5,080
                                    ===============================        ================================
Average number of common shares
   outstanding during the period        8,521    8,681       8,521             8,533     8,829       8,533

Additional shares assuming:
   Exercise of stock options              236      197         312               198       239         229
   Conversion of debentures               -         -        1,518                -         -        1,531
                                    -------------------------------        --------------------------------
Average number of common and common
   equivalent shares used to calculate net
   income per common share              8,757    8,878      10,351             8,731     9,068      10,293
                                    ===============================        ================================
Net income per common and common
   equivalent share                     $0.38    $0.02       $0.34             $0.50     $0.29       $0.49
                                    ===============================        ================================











Note: For the three and nine months ended June 30, 1994, net income per common share assuming full dilution is the same as primary net income per common share.

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